Exhibit-(b)(2)
Execution Copy
BANC OF AMERICA SECURITIES LLC
9 West 57th Street
New York, New York 10019
May 15, 2005
Emmis Communications Corporation
One Emmis Plaza, 7th Floor
40 Monument Circle
Indianapolis, Indiana 46204
Attention:     Walter Berger
                      Chief Financial Officer
Project Emerald
Commitment and Engagement Letter
Ladies and Gentlemen:
      You have advised Banc of America Securities LLC (“BAS”) that Emmis Communications Corporation, an Indiana corporation (the “Company”), intends to consummate a tender offer (the “Initial Tender Offer”) to purchase shares of its Class A common stock, par value $0.01 per share (“Common Stock”). You have also advised BAS that, after the consummation of the Initial Tender Offer, the Company may launch a tender offer to purchase additional shares of Common Stock (the “Subsequent Tender Offer” and, together with the Initial Tender Offer, each a “Tender Offer”).
      You have advised BAS that you require a commitment to purchase the Company’s senior notes (the “Notes”) in an aggregate principal amount (the “Commitment Amount”) sufficient to yield proceeds of,

(a)	with respect to the Initial Tender Offer, up to $300,000,000 (the “Aggregate Commitment Amount”) and not less than $50,000,000, and

(b)	with respect to the Subsequent Tender Offer or any other Funding Date, up to an amount equal to (i) the Aggregate Commitment Amount less (ii) the aggregate principal amount of Notes issued in the Initial Tender Offer.
      You hereby agree to notify BAS in writing of the Commitment Amount (the “Commitment Notice”) no later than the close of business on the seventh business day prior to the date on which the Company will issue such Notes. Each Tender Offer, the entering into an amendment of the existing credit agreement (the “Credit Agreement Amendment”) of Emmis Operating Company, an Indiana corporation (“Emmis OpCo”), the issuance and sale of the Notes and all related transactions are hereinafter collectively referred to as the “Transaction.”
      You hereby retain BAS to act as the exclusive underwriter and/or initial purchaser and/or placement agent for the Company and for its affiliates in connection with any underwritten offering or private placement (including, without limitation, the purchase and resale of securities pursuant to Rule 144A of the Securities Act of 1933, as amended (a “Rule 144A Transaction”)) of the Notes or any other debt (other than debt incurred under the Credit Agreement Amendment), convertible debt or equity securities the proceeds of which are used to finance any portion of a Tender Offer. You agree that for the term of this Commitment and Engagement Letter neither the Company nor any of its affiliates, officers or directors will directly or indirectly offer any Notes (or any of the other securities referred to in the prior sentence) for sale to, or solicit any offer to purchase any of the same from, or otherwise contact, approach or negotiate with respect thereto with, any person or persons other than through BAS (or through its affiliates).
      You have requested that BAS commit to purchase from the Company, on each Funding Date, Notes in an aggregate principal amount equal to the Commitment Amount specified in the applicable Commitment Notice having the terms set forth on Exhibit A hereto, which is incorporated in and made a part of this Commitment and Engagement Letter. Based on the foregoing, BAS is pleased to confirm by this Commitment and Engagement Letter its commitment to you (the “Commitment”) to purchase such Notes pursuant to an underwriting or purchase agreement, in BAS’ customary form (in either such case, the “Purchase Agreement”), an Indenture and registration rights agreement which shall include, without limitation, the terms, conditions and other provisions set forth on Exhibit A hereto. Notwithstanding the foregoing, you understand that BAS’ obligation to purchase the Notes is expressly subject to the terms and conditions set forth herein and will exist only upon the execution and delivery of definitive documentation, including, without limitation, the Purchase Agreement, reasonably satisfactory to BAS and its counsel, and the satisfaction of the terms, covenants and conditions contained therein.
      The commitment and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to BAS: (a) the accuracy and completeness of all representations that you and your affiliates make to BAS (in all material respects, with respect to representations and warranties that are not qualified by materiality) and your material compliance with the terms of this Commitment and Engagement Letter (including the Notes Summary of Terms) and the fee letter between you and BAS of even date herewith (the “Fee Letter”); (b) prior to the purchase of the Notes there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of you or any of your subsidiaries or affiliates (other than the Notes and other than the Credit Agreement Amendment), provided that the foregoing shall not limit the ability of you or your subsidiaries to enter into leases including capital leases; (c) the negotiation, execution and delivery of definitive documentation for the Notes consistent with the Notes Summary of Terms and to the extent not inconsistent therewith otherwise reasonably satisfactory to BAS and (d) no change, occurrence or development shall have occurred or become known to BAS since February 28, 2004 that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of you and your subsidiaries, taken as a whole.
      The parties hereto agree that BAS will be the exclusive underwriter, initial purchaser and/or placement agent for the Notes and any other securities contemplated hereby; provided that BAS shall have the option to designate other firms as co-underwriters, co-initial purchasers and/or co-placement agents, in which case BAS will be the sole book-running lead underwriter, initial purchaser and/or placement agent. The Company agrees to use its reasonable best efforts to assist BAS in the placement of Notes, including preparing disclosure materials, meeting with prospective co-managing underwriters, co-initial purchasers and/or co-placement agents and providing such information as BAS shall reasonably request during the course of such process. Without limiting the generality of the foregoing, commencing upon your acceptance of the terms of this Commitment and Engagement Letter, you will do all things reasonably required in the opinion of BAS, in its sole discretion, in connection with the sale of Notes, and in any event:

(a)	no later than the date on which a Commitment Notice is delivered you shall have completed and made available an offering memorandum for the offer and sale of such Notes pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as may be reasonably required by BAS (including all audited, pro forma and other financial statements and schedules of the Company of the type that would be required in a registered public offering of the Securities on Form S-1 and disclosure that is incorporated by reference therein) and you shall arrange for the delivery of a customary “comfort letter,” dated the date of the Purchase Agreement signed in connection with the sale of such Notes, of Ernst & Young LLP in form and substance reasonably satisfactory to BAS, a final draft of which will be provided to BAS simultaneously with delivery of the offering memorandum, and

(b)	at the request of BAS at any time after on or after the date on which the Commitment Notice is delivered, senior management of the Company shall have made themselves available for due diligence, rating agency presentations and a road show and other meetings with potential investors for the Notes as required by BAS in its reasonable judgment to market the Notes (the covenants set forth in clauses (a) and (b) of this paragraph, the “Marketing Covenants”).
      In addition, you agree to have the Notes rated by Moody’s and S&P prior to delivery of the offering memorandum referred to in clause (a) above. BAS may at any time on or after the date on which a Commitment Notice is delivered require you to execute a Purchase Agreement providing for the issuance of the Notes contemplated hereby substantially in the form of BAS’ standard underwriting or purchase agreement, modified as appropriate to reflect the terms of the transactions contemplated thereby and containing such terms, covenants, conditions (which shall be in form and substance consistent with the conditions contained in the purchase agreement executed in connection with the issuance of the Existing Notes), representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of an indenture and a registration rights agreement, each containing the terms, covenants representations, warranties and indemnities described herein and as is otherwise substantially in the form of BAS’ standard indentures and registration rights agreements, legal opinions, comfort letters and officers’ certificates, all in form and substance reasonably satisfactory to BAS and its counsel. Without limiting the generality of the foregoing, you represent and warrant that the offering memorandum for the Notes will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading.
      The Company may not assign any of its rights, or be relieved of any of its obligations, without the prior written consent of BAS. BAS may assign any of its rights and/or obligations under this Commitment and Engagement Letter to any third party without the approval of the Company; provided that BAS shall not make an assignment that results in it holding 50% or less of its Commitment without the prior approval of the Company; provided further that any assignment of commitments prior to a Funding Date will not reduce BAS’ obligation to purchase the Notes hereunder if any assignee fails to fulfill its obligations under any such assignment.
      You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to BAS by you or any of your representatives (or on your or their behalf) in connection with any aspect of the Transaction (the “Information”) when taken as a whole is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (b) all financial projections concerning you or your subsidiaries that have been or are hereafter made available to BAS by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time made. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the date of the last purchase of the Notes hereunder so that the representation, warranty and covenant in the immediately preceding sentence is correct on each such date. In issuing this commitment and in placing the Notes, BAS is and will be using and relying on the Information and the Projections, for purposes of its commitment hereunder, without independent verification thereof. The Information and Projections provided to BAS prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”
      You agree to indemnify and hold harmless BAS and each of its affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of or based upon (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby, (b) any untrue statement or alleged untrue statement of a material fact contained in any preliminary offering memorandum, offering memorandum or any other similar disclosure document or in any amendment or supplement thereto, any omission or alleged omission to state in any preliminary offering memorandum, offering memorandum or any other similar disclosure document or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any use made or proposed to be made with the proceeds of the Notes, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; ); provided, however, that BAS shall not be entitled to indemnity under clause (b) above in respect of any claim, damage, loss, liability and expense resulting directly from any information concerning BAS furnished to the Company by BAS specifically for inclusion in the documents described in clause (b) above. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment and Engagement Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems. The Company and BAS agree that if any indemnification or reimbursement sought pursuant to this paragraph is judicially determined to be unavailable for a reason other than as set forth herein, then, whether or not BAS is the Indemnified Party, the Company, on the one hand, and BAS, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and BAS, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicial ly determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative faults of the Company, on the one hand, and BAS, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by BAS pursuant to this paragraph exceed the amount of the fees actually received by BAS under the Fee Letter.
      This Commitment and Engagement Letter, the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment and Engagement Letter and the Fee Letter on a confidential basis to your board of directors, senior management and advisors in connection with your consideration of the Transaction, and (b) after your acceptance of this Commitment and Engagement Letter and the Fee Letter, you may disclose this Commitment and Engagement Letter, but not the Fee Letter (except as otherwise required by law), in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Further, BAS and its affiliates shall be permitted to use information related to the purchase or placement of the Notes in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.
      You acknowledge that BAS or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. BAS agrees that it will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. BAS further advises you that it will not make available to you confidential information that they have obtained or may obtain from any other customer. You agree that BAS is permitted, solely in connection with the services and transactions contemplated hereby, to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of BAS or any of such affiliates.
      The provisions of the immediately preceding four paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Notes shall be executed and delivered, and notwithstanding the termination of this Commitment and Engagement Letter or any commitment or undertaking of BAS hereunder; provided, however, that you shall be deemed released of your reimbursement and indemnification obligations hereunder if you have accepted the commitments hereunder, upon the execution and delivery of all definitive documentation for all Notes issuable hereunder (including Purchase Agreements) and the issuance and sale thereof; provided further the indemnity and contribution provided by the Company in connection with an issuance of Notes shall be superseded by the comparable indemnity and contribution provision contained in the Purchase Agreement for such Notes.
      This Commitment and Engagement Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment and Engagement Letter and the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

      This Commitment and Engagement Letter and the Fee Letter (including any claim or controversy arising out of or relating to either agreement) shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment and Engagement Letter (including, without limitation, the Notes Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of BAS and its affiliates in the negotiation, performance or enforcement hereof. The commitments and undertakings of BAS may be terminated by us if you fail to perform your obligations under this Commitment and Engagement Letter or the Fee Letter on a timely basis.
      This Commitment and Engagement Letter, together with the Notes Summary of Terms, and the Fee Letter, embodies the entire agreement and understanding among BAS, you and your affiliates with respect to the Notes and supersedes all prior agreements and understandings relating to the subject matter hereof. However, please note that it is a condition precedent to the obligations of BAS hereunder that the Company and BAS execute a Purchase Agreement and certain related documentation. The terms and conditions of the commitments and undertaking of BAS hereunder are not limited to the terms and conditions set forth herein or in the Notes Summary of Terms and shall include the terms and conditions set forth in such Purchase Agreement and related documentation, which shall not be inconsistent with the terms of this Commitment and Engagement Letter. Those matters that are not covered or made clear herein or in the Notes Summary of Terms, or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by BAS to make any oral or written statements that are inconsistent with this Commitment and Engagement Letter.
      This Commitment and Engagement Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
      This Commitment and Engagement Letter and all commitments and undertakings of BAS hereunder will expire at 5:00 p.m. (New York City time) on May 16, 2005, unless you execute this Commitment and Engagement Letter and the Fee Letter, and return them to us prior to that time. Thereafter, all commitments and undertakings of BAS hereunder will expire on the earliest of (a) the termination of the Subsequent Tender Offer, (b) the date that is 120 days after the date of this Commitment and Engagement Letter, unless the Initial Tender Offer or Subsequent Tender Offer is consummated on or prior thereto and (c) the closing of the either the Initial Tender Offer or Subsequent Tender Offer without the use of the proceeds of any Notes.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

By:	/s/ DANIEL J. KELLY

Name: Daniel J. Kelly
Title: Managing Director

THE PROVISIONS OF THIS COMMITMENT
LETTER ARE ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ WALTER Z. BERGER

Name: Walter Z. Berger
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A
Notes
Summary of Terms and Conditions
      Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment and Engagement Letter to which this is attached

Issuer:	Emmis Communications Corporation, an Indiana corporation.

Securities:	Up to $300,000,000 in aggregate principal amount of Senior Notes due 2012 (the “Notes”).

Ranking:	The Notes will be unsecured, senior obligations of the Issuer.

Purpose:	The proceeds of the Notes shall be used (i) to finance a portion of a Tender Offer and to pay fees and expenses incurred in connection with the Transaction; or (ii) for general corporate purposes.

Funding Date:	Notes will be issued seven days after the delivery of a Commitment Notice and on no more than two separate occasions. Each date on which Notes are issued is referred to herein as a “Funding Date”.

Interest rates:	Interest shall initially be payable quarterly in arrears at a rate equal to three month LIBOR plus up to 600 basis points (the “Applicable Margin”). Thereafter, within the number of months after their Funding Date set forth in Column A below, the interest rate on the Notes shall increase by the corresponding number of additional basis points set forth in Column B below:

Column A	Column B

12 months	50
18 months	50
24 months	50

Notwithstanding the foregoing, in the case of an Event of Default, the Applicable Margin shall be increased by 2.0% per annum.

Maturity:	The Notes will mature on the seven year anniversary of the Funding Date (the “Notes Maturity Date”).

Optional Prepayment:	The Notes will be non-callable until the 180th day after their Funding Date. Thereafter, the Notes may be prepaid prior to the Notes Maturity Date at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the redemption date.

Months Following
Funding Date:	Percentage

7-18	100%
19-30	102%
31-42	101%
Thereafter	100%

Offers to Purchase:	Upon a Change of Control or Asset Sale (each, as defined in the indenture for the 6.875% Senior Subordinated Notes due 2012 of Emmis OpCo, the “6.875% Indenture”), the Issuer will be required to make an offer to repurchase the Notes on substantially the same terms as set forth in the 6.875% Indenture, but subject to the requirements of the 6.785% Indenture.

A-1

Conditions Precedent:	The conditions precedent to the issuance of Notes on each Funding Date are specified in the Annex hereto.

Covenants and Events of Default:	Covenants and Events of Default substantially similar to those contained in the 6.875% Indenture (as adjusted to give effect to the Transactions), including without limitation, restrictions on (a) the incurrence of indebtedness and the issuance of preferred stock, (b) the payment of dividends, redemption of capital stock and making certain investments, with limitations to be agreed upon including dating the general restricted payments basket as it relates to dividends and stock repurchases the date of the indenture and adding baskets necessary to permit the Transactions, (c) the incurrence of liens, (d) entering into sale and leaseback transactions, (e) agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, (f) entering into affiliate transactions, (g) entering into mergers, consolidations and sales of substantially all the assets of the Issuer and its subsidiaries, and (h) undergoing a change of control.

Representations and Warranties:	The Purchase Agreement will contain representations and warranties that are usual and customary for a transaction of this type.

Registration Rights:	If the offering of the Notes is effected pursuant to Rule 144A, the Company will enter into a Registration Rights Agreement whereby the Company will agree (i) to file a registration statement (the “Exchange Offer Registration Statement”) on or prior to 120 days after the Funding Date on which such Notes were issued with respect to an offer to exchange such Notes for new notes of the Company (the “New Notes”) registered under the Securities Act of 1933, as amended with terms identical to those of the Notes (the “Exchange Offer”) and (ii) to use all commercially reasonable efforts to cause such Exchange Offer Registration Statement to become effective within 180 days after such Funding Date. In the event that applicable law or interpretations of the staff of the Securities and Exchange Commission do not permit the Company to effect the Exchange Offer, or if any holder of the Notes is not permitted to participate in, or does not receive the benefit of, the Exchange Offer, the Company will use their commercially reasonable efforts to cause to become effective a shelf registration statement with respect to the resale of the Notes (and the New Notes, if applicable) and to keep such shelf registration statement effective until all of the Notes (and the New Notes, if applicable) have been sold thereunder. The Notes and the New Notes are subject to the payment of liquidated damages if the Company is not in compliance with their obligations under the Registration Rights Agreement.

Governing Law:	New York.

Counsel to BAS:	Latham & Watkins LLP

Fees:	As provided in the Fee Letter.

Miscellaneous:	This term sheet is intended to outline the material terms of the note documentation. It does not purport to summarize all conditions, covenants, representations, warranties and other provisions that would be contained in note documentation, which shall not be inconsistent with the terms set forth herein. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

A-2

ANNEX
Conditions Precedent
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment and Engagement Letter to which this is attached

Conditions Precedent to Closing:	Each issuance of Notes will be subject to the satisfaction of the following:

(i) All of the Pre-Commitment Information and all information (other than financial projections) made available to BAS by the Issuer or any of its subsidiaries or representatives (or on their behalf) taken as a whole shall be complete and correct in all material respects and all financial projections concerning the Issuer and its subsidiaries that have been made available to BAS by the Issuer or any of its subsidiaries or representatives (or on their behalf) shall have been prepared in good faith based upon reasonable assumptions at the time made; and no changes, occurrences or developments shall have occurred, and no new or additional information shall have been received or discovered by BAS, regarding the Issuer and its subsidiaries or the Transaction after the date of the Commitment and Engagement Letter to which this Annex is attached that (A) either individually or in the aggregate, could reasonably be expected to (1) have a material adverse effect on business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Issuer and its subsidiaries, taken as a whole, (2) adversely affect the ability of the Issuer to perform its obligations under the applicable note documentation or (3) adversely affect the rights and remedies of BAS or any other holder of Notes under the applicable note documentation or (B) purports to adversely affect the Notes or any other aspect of the Transaction (collectively, a “Material Adverse Effect”).

(ii) The negotiation, execution and delivery of definitive documentation with respect to such Notes shall be reasonably satisfactory to BAS.

(iii) The final terms and conditions of each aspect of the Transaction shall be (i) substantially as described in the Commitment and Engagement Letter and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information or (ii) otherwise reasonably satisfactory to BAS. BAS shall be reasonably satisfied with the Offer to Purchase Common Stock and ancillary documents (together, the “Documentation”), and with all other agreements, instruments and documents relating to the Transaction, it being understood that BAS is satisfied with the most recent drafts of the Documentation that have been delivered to it on or prior to the date hereof; and the Documentation and such other agreements, instruments and documents relating to the Transaction shall not be altered, amended or otherwise changed or supplemented in any respect that is material to the repayment of the Notes or any condition therein waived in any respect that is material to the repayment of the Notes without the prior written consent of BAS. Each Tender Offer shall have been launched, if at all, in accordance with the terms of the Documentation and in compliance with applicable law and regulatory approvals and no conditions to closing any Tender Offer shall in the

ANNEX-1

reasonable judgment of BAS be unachievable or incapable of being met. BAS shall be reasonably satisfied with the amount, tenor, ranking and other terms and conditions of all equity and other debt financings comprising part of the Transaction.

(iv) There shall not have occurred a change, occurrence or development since February 28, 2004 that could reasonably be expected to have a Material Adverse Effect.

(v) BAS shall have received opinions of counsel to the Issuer in form and substance reasonably satisfactory to BAS (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the note documents) and such corporate resolutions, certificates and other documents as BAS shall reasonably require.

(vi) Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the Transaction and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Issuer and its subsidiaries or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable that, in the reasonable judgment of BAS, could have such effect.

(vii) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Issuer, threatened in any court or before any arbitrator or governmental authority other than (a) the Issuer’s suit for declaratory judgment relating to its second amended and restated articles of incorporation as disclosed in the Documentation and (b) as previously disclosed in the Issuer’s public filings with the SEC on or prior to the date of the Commitment and Engagement Letter and the absence of any material adverse change in any such action, suit, investigation or proceeding since the date of such disclosure, in each case that could reasonably be expected to have a Material Adverse Effect.

(viii) BAS shall have received evidence reasonably satisfactory to it that, the Leverage Ratio (as defined in the Indenture governing the 6.875% Senior Subordinated Notes due 2012 of Emmis OpCo and inclusive of all indebtedness of the Issuer) is less than or equal to 8.0:1.0 on February 28, 2005, after giving pro forma effect to the Transaction.

(xi) The Company shall have complied with the Marketing Covenants.

ANNEX-2